                                                                    Exhibit 99.9

CONTACTS:
---------

LJL BIOSYSTEMS, INC.:                                MEDIA RELATIONS:
---------------------                                ----------------

LARRY TANNENBAUM                                     FRIESTEDT INTERNATIONAL
CFO AND SENIOR VICE PRESIDENT                        SUSANNE FRIESTEDT
408-548-0542                                         619-223-8844
Ltannenbaum@ljlbio.com                               friestintl@aol.com


LJL BIOSYSTEMS, INC. REPORTS RECORD FOURTH QUARTER AND YEAR END 1999 REVENUES

-   Growing base of premier customers
-   Genomics leaders are using LJL Platform for SNPs genotyping


SUNNYVALE, CA - JANUARY 26, 2000 - LJL BioSystems, Inc. (NASDAQ: LJLB) today announced record financial results for the fourth quarter and fiscal year ended December 31, 1999.

During the fourth quarter, LJL continued expanding its installed base and adding new customers, including three major pharmaceutical companies. Since commencing HTS shipments, the Company has successfully begun to penetrate its target drug discovery customer base with initial sales of systems to 21 of the top 25 pharmaceutical companies in the world. Further, approximately two-thirds of these customers have purchased additional systems. In addition, the Company extended its technology into the SNP (single nucleotide polymorphism) genotyping market. Several leading genomics centers and research labs are now utilizing LJL's proprietary High Throughput Screening
(HTS) platform.

Fourth quarter 1999 revenues increased 143% to $4.0 million, compared to $1.6 million for the fourth quarter of 1998, and grew 53% from the third quarter of 1999. Fiscal 1999 revenues were $9.9 million, representing a 124% increase over fiscal 1998 revenues of $4.4 million.

The net loss for the fourth quarter was $1.2 million or $0.10 per share on 12.7 million shares outstanding. For fiscal 1999, the net loss was $8.1 million or $0.65 per share on 12.5 million shares outstanding. These results compare to a fourth quarter 1998 net loss of $2.0 million or $0.19 per share on 10.5 million shares outstanding and a fiscal 1998 net loss available to common stockholders of $8.5 million or $0.91 per share on 9.3 million shares outstanding.

Gross margins improved to 71% for the fourth quarter as a result of higher volume and a favorable product mix including strong sales of the company's Ultra HTS system and reagent products. 1999 gross margins improved to 64% for the full year compared to 44% in 1998. This improvement was due to favorable product mix and higher manufacturing volumes, which resulted in better manufacturing overhead absorption. Revenues and gross margins are expected to fluctuate in the future due to product mix and volumes, seasonality and other factors.

The Company ended the year with cash, cash equivalents and investments of $8.5 million compared to $9.5 million as of September 30, 1999.

Also during the fourth quarter, LJL announced a new program for comprehensive access to its proprietary technologies, called a Master Technology Partnership Agreement (MTPA), and execution of the first such agreement with AstraZeneca, the UK-based pharmaceutical company. The three-year, Platinum agreement provides AstraZeneca Charnwood with access on a priority basis, to LJL's assay development services and emerging advanced technologies, such as LJL's proprietary FLARe technology.

"We believe that the significant progress LJL has made in 1999 will serve as a solid foundation for our next phase of growth. We succeeded in gaining large pharmaceutical and biotechnology companies as customers for our mission-critical infrastructure solutions for drug discovery. In addition, we also created a new, exciting Genomics Science Group and extended our technology into the rapidly expanding field of SNP discovery and scoring. We believe that the growing acceptance of our technologies by industry-leading customers demonstrates the exciting potential that exists for LJL in the rapidly expanding markets of genomics and drug discovery," commented Lev J. Leytes, Chairman and CEO of LJL.

ABOUT LJL BIOSYSTEMS, INC.
LJL BioSystems supplies infrastructure tools to pharmaceutical and biotech companies engaged in the highly competitive search for new medicines in the genomics era. LJL's family of proprietary products, marketed as CRITERION-TM-, consists of instruments, consumables, and services. The Company intends to establish CRITERION as the gold standard for addressing many of the key bottlenecks in drug discovery. LJL's worldwide customers include, among others, AstraZeneca, Bristol Myers Squibb, Eli Lilly and Company, Johnson and Johnson, Merck and Co., Tularik, Inc., Millennium Pharmaceuticals, Inc., DuPont Pharmaceuticals Company, Amgen, Inc., Monsanto Company, Pharmacia & Upjohn and SmithKline Beecham. LJL is headquartered in Sunnyvale, California and has a subsidiary in the United Kingdom. Additional information on LJL and CRITERION technology can be found at www.ljlbio.com.

FORWARD-LOOKING STATEMENTS Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act, including statements regarding LJL's "expectations", "goals", "beliefs", "hopes", "designs", "intentions", "strategies" or the like. Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including such factors, among others, as the impact of competitive products and pricing, the timely development and market acceptance of new products, the ability to raise capital, concentration of HTS and Ultra-HTS markets, market conditions, the mix between domestic and international sales, manufacturing and cost of LJL's products, dependence on collaborative partners, the enforcement of intellectual property rights, and uncertainties relating to sole source suppliers, technological approaches, FDA and other regulatory approvals. These and other risk factors are discussed in LJL's Report on Form 10-K, filed March 30, 1999, Reports on Form 10-Q filed May 14, 1999, August 16, 1999 and November 15, 1999 and Form S-3 dated July 22, 1999 (see, in particular, Risk Factors and

Management's Discussion and Analysis of Financial Condition and Results of Operations). LJL disclaims any intent or obligation to update these forward-looking statements. As a result of these and other factors, LJL expects to experience significant fluctuations in operating results, and there can be no assurance that LJL will become or remain consistently profitable in the future.

For information on LJL BioSystems, Inc., contact Larry Tannenbaum, Chief Financial Officer, at 408-548-0542 or ltannenbaum@ljlbio.com.


                        -FINANCIAL HIGHLIGHTS TO FOLLOW-

                              LJL BIOSYSTEMS, INC.
                 CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                                   (UNAUDITED)


                                                           Three months ended December 31,      Twelve months ended September 30,
                                                                1999               1998               1999              1998
                                                           ------------       ------------       ------------       ------------
Net sales                                                  $  3,957,000       $  1,627,000       $  9,917,000       $  4,436,000
Cost of sales                                                 1,167,000            681,000          3,554,000          2,487,000
                                                           ------------       ------------       ------------       ------------

Gross profit                                                  2,790,000            946,000          6,363,000          1,949,000
                                                           ------------       ------------       ------------       ------------

Operating expenses:
    Research and development                                  1,856,000          1,264,000          6,787,000          5,472,000
    Selling, general and administrative                       2,210,000          1,767,000          8,199,000          5,308,000
                                                           ------------       ------------       ------------       ------------

        Total operating expenses                              4,066,000          3,031,000         14,986,000         10,780,000
                                                           ------------       ------------       ------------       ------------

Loss from operations                                         (1,276,000)        (2,085,000)        (8,623,000)        (8,831,000)
Interest and other income, net                                  101,000            124,000            590,000            629,000
Interest expense                                                (25,000)           (18,000)           (90,000)           (35,000)
                                                           ------------       ------------       ------------       ------------

Loss before income taxes                                     (1,200,000)        (1,979,000)        (8,123,000)        (8,237,000)
Provision for income taxes                                       15,000                  -             15,000                  -
                                                           ------------       ------------       ------------       ------------

Net loss                                                     (1,215,000)        (1,979,000)        (8,138,000)        (8,237,000)

Accretion of mandatorily redeemable convertible
    preferred stock redemption value                                  -                  -                  -           (254,000)
                                                           ------------       ------------       ------------       ------------

Net loss available to common stockholders                  $ (1,215,000)      $ (1,979,000)      $ (8,138,000)      $ (8,491,000)
                                                           ------------       ------------       ------------       ------------
                                                           ------------       ------------       ------------       ------------

Basic and diluted net loss per share available to
    common stockholders                                    $      (0.10)      $      (0.19)      $      (0.65)      $      (0.91)
                                                           ------------       ------------       ------------       ------------
                                                           ------------       ------------       ------------       ------------

Shares used in computation of basic and
    diluted net loss per share available to
    common stockholders                                      12,733,685         10,520,296         12,505,955          9,283,076
                                                           ------------       ------------       ------------       ------------
                                                           ------------       ------------       ------------       ------------

                                    - MORE -

                              LJL BIOSYSTEMS, INC.
                      CONSOLIDATED CONDENSED BALANCE SHEET
                                   (UNAUDITED)

                                                             December 31,     December 31,
ASSETS                                                           1999             1998
                                                             -----------      -----------
Cash, cash equivalents and investments                       $ 8,458,000      $10,204,000
Accounts receivable, net                                       2,047,000          840,000
Inventories                                                    2,591,000        1,173,000
Other current assets                                             159,000          262,000
Property and equipment, net                                      880,000          789,000
Loans receivable from employees                                  223,000          190,000
                                                             -----------      -----------
                                                             $14,358,000      $13,458,000
                                                             -----------      -----------
                                                             -----------      -----------

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
    Accounts payable                                         $ 1,245,000      $   508,000
    Accrued expenses                                           2,026,000        1,801,000
    Customer deposits                                            293,000           19,000
    Deferred Revenue                                             146,000               --
    Debt                                                         868,000          710,000
                                                             -----------      -----------

        Total liabilities                                      4,578,000        3,038,000

Stockholders' equity                                           9,780,000       10,420,000
                                                             -----------      -----------
                                                             $14,358,000      $13,458,000
                                                             -----------      -----------
                                                             -----------      -----------

                                       ###